                                                                     EXHIBIT 2.1




                            STOCK EXCHANGE AGREEMENT

                 Pursuant to Item 601(b)(2) of Regulation S-K,
          the exhibits and schedules to this Stock Exchange Agreement have been omitted.  Such exhibits and schedules will be submitted to the Securities and Exchange Commission upon request.

                         ______________________________

                            STOCK EXCHANGE AGREEMENT

                                     AMONG

                            MCAFEE ASSOCIATES, INC.,

                             FSA COMBINATION CORP.,

                           KABUSHIKI KAISHA JADE AND

                   THE SHAREHOLDERS OF KABUSHIKI KAISHA JADE

                                JANUARY 13, 1997

                         ______________________________

                            STOCK EXCHANGE AGREEMENT

                 This STOCK EXCHANGE AGREEMENT (the "Agreement"), dated as of January 13, 1997, is entered into by and among McAfee Associates, Inc., a Delaware corporation ("McAfee"), FSA Combination Corp., a Delaware corporation and an indirect subsidiary of McAfee ("Sub"), Kabushiki Kaisha Jade, a Japanese corporation ("Jade"), and the shareholders of Jade ("Shareholders"), all of whom are listed on the Schedule of Shareholders attached hereto as Schedule A.

                 WHEREAS, the Boards of Directors of McAfee, Sub and the Shareholders of Jade deem it advisable and in the best interests of themselves and their respective stockholders that Sub acquire all the outstanding stock of Jade in exchange for shares of Common Stock of McAfee (the "Exchange"); and

                 WHEREAS, the Exchange is intended to be treated as a "pooling of interests" under United States generally accepted accounting principles ("US Gaap");

                 NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements, the parties agree as set forth below.

                                   ARTICLE I


                                  THE EXCHANGE



                 1.1 Shares Being Exchanged. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), each Shareholder agrees to sell, assign, and deliver to Sub that number of shares of par value stock of Jade ("Jade Stock") set forth opposite such Shareholder's name on the Schedule of Shareholders in exchange for that number of shares of Common Stock of McAfee ("McAfee Stock") as provided in Section 1.3 hereof. The parties hereby agree that Sub may assign its obligations hereunder to another indirect subsidiary of McAfee.

                 1.2 Closing. The closing of the Exchange (the "Closing") will take place on a date to be specified by McAfee and Jade which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article VII of this Agreement, but in any event no later than March 1, 1997 (the "Closing Date"), at the offices of White & Case, American International Building, 20-5, Ichibancho, Chiyoda-Ku, Tokyo 102, Japan, unless another place is agreed to in writing by McAfee and Jade.

                 1.3      Exchange of Shares.

                          (a)     Subject to the provisions of an escrow as
provided in Article X hereof (the "Escrow"), each share of Jade issued and outstanding immediately prior to the Closing, which is 200 shares in the aggregate, shall be tendered to Sub and exchanged for that number of shares of McAfee Stock which results by dividing (i) the quotient that results from dividing US$17,000,000 by the average closing price of McAfee's common stock as quoted on Nasdaq National Market during the twenty (20) consecutive trading days ending two (2) business days prior to the date of the first press release issued by McAfee concerning the transaction as contemplated by this Agreement by (ii) the total number of shares of Jade Stock outstanding immediately prior to closing (each an "Exchange Share" and collectively the "Exchange Shares").

                          (b)     No fractional shares of McAfee Stock shall be
issued in the exchange. In the event the Exchange would result in the Shareholder being entitled to a fraction of a share of McAfee Stock, such fractional share shall be rounded down to the nearest whole number.

                          (c)     At the Closing, the Shareholders shall
deliver to Sub, against delivery from Sub to Shareholders of the stock certificates representing the Exchange Shares to be issued in the Exchange (subject to the Escrow Agreement), certificates representing all outstanding shares of Jade Stock in form satisfactory to McAfee and its counsel to evidence the transfer to McAfee of all of Shareholders' right, title and interest therein.

                 1.4 Pooling of Interests. The parties intend that the Exchange be treated as a "pooling of interests" under US Gaap.

                 1.5 Currency. Unless otherwise specified, all references in this Agreement "cash," "cent," "dollars," or "$" shall mean United States dollars.

                                   ARTICLE II

            REPRESENTATIONS AND WARRANTIES OF JADE AND SHAREHOLDERS

                 Jade and the Shareholders hereby represent and warrant to McAfee that the statements contained in this Article II are true and correct. The parties agree that McAfee shall take no action against Jade or the shareholders in respect of liability amounts arising under the representation and warranties in this Section so long as the accrued amount thereof is less than Y.10,000,000.

                 2.1 Organization of Jade. Jade is a corporation duly organized and validly existing under the laws of Japan, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations (a "Material Adverse Effect") of Jade. Jade does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for an equity or similar interest in, any other entity.

                 2.2 Capitalization. The entire authorized capital stock of Jade consists of 800 shares of par value stock of a single class of which 200 are issued and outstanding and there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Jade or any Shareholder is a party or by which any of them is bound. All of the outstanding shares of Jade Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Shareholders own all of the outstanding shares of Jade Stock, free and clear of any liens, claims, encumbrances, or proprietary interests of any third party. There are no obligations, contingent or otherwise, of Jade to repurchase, redeem or otherwise acquire any shares of Jade Stock, or make any investment (in the form of a loan,





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capital contribution or otherwise) in any other entity There are no voting trusts or other agreements or understandings to which Jade or any Shareholder is a party with respect to the voting of the capital stock.

                2.3       Authority; No Conflict: Required Filings and
Consents.

                          (a)     Jade and the Shareholders have all requisite
power, corporate or otherwise, and authority to enter into and deliver each of this Agreement, the Executive Services Agreement, the Escrow Agreement, the Non-Competition Agreement, the Registration Rights Agreement, the Affiliates Agreements (all as defined herein) and such other documents, agreements or instruments contemplated hereunder or thereunder (collectively the "Transaction Documents") to which they are a party and to carry out their respective obligations and consummate the transactions contemplated hereunder and thereunder. This Agreement has been duly executed and delivered by Jade and the Shareholders and constitutes the valid and binding obligation of Jade and the Shareholders, enforceable against each of them in accordance with its terms. The other Transaction Documents, when duly executed and delivered by Jade and the Shareholders, will result in McAfee owning all of the outstanding shares of Jade Stock, free and clear of any liens, claims, encumbrances, or proprietary interests of any third party, and will constitute valid and binding obligations of Jade and the Shareholders, enforceable in accordance with their respective terms.

                          (b)     The execution and delivery of this Agreement
and the other Transaction Documents by Jade and the Shareholders do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, (i) conflict with, or result in any violation or breach of any provision of the Articles of Incorporation of Jade,
(ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both), a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, any of the terms, conditions or provisions of any agreement, instrument or obligation to which any of the Shareholders or Jade is a party or by which any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, national, prefectural or local governmental license, judgment, order, decree or law, applicable to the Shareholders, Jade or any of their properties or assets, except in the case of
(ii) and (iii) for any such breaches, conflicts, violations or losses of benefits which would not have a Material Adverse Effect on Jade. Notwithstanding the foregoing, the parties acknowledge that the entry into this transaction will give S&S International Ltd. the right to terminate its agreement dated October 25, 1993 with Jade as extended. No consent of any person who is a party to a contract to which any of the Shareholders or Jade is a party is required to be obtained on the part of Jade to permit the transactions contemplated herein, except where the failure to obtain such consent would not have a Material Adverse Effect on Jade.

                          (c)     Except for the obtaining of a license under
the Foreign Exchange and Foreign Trade Control Law of Japan which has been obtained as of the date hereof, no consent registration, or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Jade or any Shareholder in connection with the execution and delivery of this Agreement, the other Transactional Documents, or the consummation of the transactions contemplated hereby and thereby, except for those already obtained or except for





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consents, authorizations filings, approvals and registrations which if not obtained or made, would not have a Material Adverse Effect on Jade.

                 2.4 Jade Financial Statements. Jade has delivered to McAfee (i) Jade's unaudited balance sheet as of June 30, 1996 together with an unaudited profit and loss statement and statement of shareholders' equity for the twelve-month period then ended, and Jade's unaudited interim balance sheet as of November 30, 1996 together with an unaudited interim profit and loss statement for the five-month period then ended (collectively, the "Jade Financial Statements"). The Jade Financial Statements agree with Jade's books and records, have been prepared in accordance with Japanese generally accepted accounting principles ("Japanese Gaap") consistently applied and fairly present in all material respects the financial position of Jade as of their respective dates and the results of Jade's operations for the periods then ended, subject to normal year-end adjustments and except that the unaudited statements may not contain the notes required by Japanese Gaap.

                 2.5 No Undisclosed Liabilities. Jade does not have any liabilities, either accrued or contingent (whether or not required to be reflected in the Jade Financial Statements in accordance with Japanese Gaap), and whether due or to become due, which individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Jade or, in any event, exceed Y.1,000,000, other than (i) liabilities reflected in the Jade Financial Statements, (ii) liabilities specifically described in this Agreement or the Jade Disclosure Schedule 2.5, and (iii) normal or recurring liabilities incurred since the date of the Jade Financial Statements in the ordinary course of business consistent with past practices and are not material to Jade.

                 2.6 Accounts Receivable. The accounts receivable shown on the unaudited balance sheet ending November 30, 1996 contained in the Jade Financial Statements arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in such balance sheet. Except as expressly noted in the Jade Disclosure Schedule 2.6, the accounts receivable of Jade arising after the date of the Jade Financial Statements and prior to the Closing arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof.

                 2.7 Absence of Certain Changes or Events. Since November 30, 1996, Jade has conducted its business in the ordinary course and in a manner consistent with past practices and, since such date, Jade has not suffered any damage, destruction, or loss or any material adverse change in its financial condition, its results of operations or its business, or any material adverse changes in its unaudited balance sheet at November 30, 1996 (analyzed as if prepared according to Japanese Gaap).

                 2.8      Taxes.

                          (a)     Except for the unpaid withholding tax of
Y.5,873,121 on the payment to S&S International, Jade has prepared and timely filed all income and other tax returns and reports required to be filed at or before the date of this Agreement ("Returns") relating to any and all Taxes concerning or attributable to Jade, or its operations and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law. "Tax" or, collectively, "Taxes," shall mean any





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and all material national, prefectural, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity. There are no tax liens on any property or assets of Jade. No state of facts exists or has existed which would be reasonably likely to constitute grounds for the assessment of any penalty or of any Material Tax Liability (as defined below) beyond that shown on the respective Returns. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Return for any period. For purposes of this Section 2.8, "Material Tax Liability" shall be defined as liability in excess Y.1,000,000 in the aggregate.

                          (b)     Jade, as of the date of this Agreement:  (i)
has paid all Taxes it is required to pay prior to the Closing and (ii) has withheld with respect to its employees all income taxes, and other Taxes required to be withheld, except where any failure to make such payment or withholding would not be reasonably likely to have a Material Adverse Effect on Jade.

                 2.9      Intellectual Property.

                          (a)     Jade owns, is licensed or otherwise possesses
legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, moral rights ("chosakusha jinkaku-ken"), trade secrets, processes, formulae, methods, schematics, technology, know-how, computer software programs or applications, tangible or intangible proprietary information or material, and other intellectual property rights, including without limitation all rights arising under Articles 21-28 of the Japan Copyright Law (all of which are referred to as the "Intellectual Property Rights"), and any applications for Intellectual Property Rights that are necessary to (i) conduct the business of Jade as currently conducted and as proposed to be conducted to the Closing, or (ii) to distribute new products or versions of existing products planned for distribution (including without limitation all distribution rights), free and clear of all liens, claims or encumbrances (the "Jade Intellectual Property Rights"). The Jade Disclosure
Schedule 2.9(a) contains an accurate and complete list of (i) all patents and patent applications and all registered trademarks, registered copyrights, registered trade names and service marks used by Jade in its business as conducted and as proposed to be conducted to the Closing, including the jurisdictions in which each such item has been issued or registered or in which any such application for such issuance and registration has been filed (ii) all licenses, sublicenses and other agreements pursuant to which any person is authorized to use any Jade Intellectual Property Rights, and (iii) all licenses, sublicenses and other agreements as to which Jade is a party and pursuant to which Jade is authorized to use any third party technology, trade secret, know-how, process, patents, trademarks or copyrights, including software ("Licensed Intellectual Property"), which are incorporated in, are, or form a part of any product of Jade currently distributed or currently planned for distribution ("Jade Product"). The Licensed Intellectual Property grants Jade such rights as are employed in or necessary to the business of Jade as conducted and as proposed to be conducted to the Closing and are valid and enforceable and in full force and effect.





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                          (b)     Jade is not, nor will it be as a result of
the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Jade Intellectual Property Rights or any Licensed Intellectual Property.

                          (c)     All Intellectual Property Rights claimed by
or issued to Jade or which relate to Jade Products are valid and subsisting. Jade (i) has not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any Intellectual Property Rights or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing, sale or other exploitation of Jade Products infringes any Intellectual Property Rights or other proprietary right of any third party; and (iii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any of its licenses or agreements relating thereto or to any Jade Intellectual Property Right. There is no valid basis for any claim of the type specified in the immediately preceding sentence which would be reasonably likely in any material way to relate to or interfere with the continued enhancement and exploitation by Jade of any of the Jade Products. None of the Jade Products nor the use or exploitation of any Intellectual Property Rights by Jade in its current business infringes on the rights of, or constitutes misappropriation of, any Intellectual Property Rights of any third person or entity, including without limitation any patent, trade secret, copyright, trademark, trade name, service marks, moral rights ("chosakusha jinkaku-ken"), or other intellectual property rights, including without limitation all rights arising under Articles 21-28 of the Copyright Law of Japan.

                          (d)     Jade has not granted any third party any
right to manufacture or reproduce any of the Jade Products or any adaptations, translations, or derivative works based on the Jade Products or any portion thereof, except as stated in the Jade Disclosure Schedule 2.9(d) Part A. Jade has disclosed to McAfee the existence of all subcontractor arrangements (if any) with respect to Jade Intellectual Property Rights or Jade Products which it has had at any time in the past or has in the present, and has provided copies of all such written subcontractor agreements (if any) to McAfee or its legal counsel. Except as expressly noted in the Jade Disclosure Schedule 2.9(d) Part B, all subcontractors of Jade (if any) have executed express agreements assigning all interests in Intellectual Property Rights with respect to Jade Products to Jade. Except with respect to the rights of third parties to the Licensed Intellectual Property, no third party has any right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Jade Products are a "derivative work" as that term is defined in Article 2(1)(xi) of the Copyright Law of Japan. Jade has not granted any third party any right to use or distribute the source code version of any Jade Product.

                          (e)     All designs, drawings, specifications, source
code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Jade Products at any stage of their development (the "Jade Components") were written, developed and created solely and exclusively by employees of Jade without the assistance of any third party or entity or were created by third parties who assigned ownership of their Intellectual Property Rights to Jade by means of valid and enforceable consultant confidentiality agreement and/or invention assignment agreements, copies of which have been delivered to McAfee and each such agreement contains an express waiver by each such





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employee in favor of Jade of any and all rights of an author under Articles 18 to 20 of the Copyright Law of Japan.

                          (f)     No employee of Jade is in violation of any
term of any employment contract, patent disclosure agreement or any other contract or agreement relating to the relationship of any such employee with Jade or, to Jade's knowledge, any other party because of the nature of the business conducted by Jade or proposed to be conducted by Jade to the Closing.

                          (g)     Except as noted in the Jade Disclosure
Schedule 2.9(g), each person presently or previously employed by Jade (including independent contractors, if any) with access to confidential information is bound by an express obligation of confidentiality pursuant to the terms of Jade's work rules. Such confidentiality and non-disclosure obligations constitute valid and binding obligations of Jade and such person, enforceable in accordance with their respective terms. Neither such undertakings, nor the carrying on of Jade's business as employees by such persons, nor the conduct of Jade's business as currently anticipated, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any of such persons is obligated. Jade is not aware that any employee, former employee, independent contractor or subcontractor of Jade has disclosed any Jade Intellectual Property Rights to a third party.

                 2.10 Agreements, Contracts and Commitments. Section 2.10 of the Jade Disclosure Schedule sets forth a list of any written or oral contracts, understandings, agreements, proposed transactions, and other instruments granting any rights to Jade Intellectual Property Rights or providing payments from or to Jade of more than Y.3,000,000. (collectively, "Major Contracts"), copies of each of which have been delivered to McAfee's counsel. All Major Contracts are valid, binding, in full force and effect, and enforceable by Jade in accordance with their respective terms.

                 2.11 Labor Difficulties. Jade is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

                 2.12 Trade Regulation. Jade has not been the subject of an investigation by the Fair Trade Commission of Japan with respect to any of its distribution or competitive practices nor has any such investigation been threatened or discussed with Jade by any governmental authority or competitor. Jade has not within the past three years terminated its relationship with or refused to ship Jade products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay Jade in excess of Y.1,000,000 over any consecutive twelve (12) month period. All of the prices charged by Jade in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or, to Jade's knowledge, threatened against Jade with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and,





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to Jade's knowledge, no specific situation, set of facts, or occurrence provides any valid basis for any such claim.

                 2.13 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against Jade pending or, to Jade's knowledge, threatened, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Jade.

                 2.14 Employee Benefit Plans. Other than as set forth in the Jade Disclosure Schedule 2.14(iii), Jade is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Jade, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Jade of the nature contemplated by this Agreement, (iii) agreement with any officer of Jade providing any term of employment, severance, or compensation guarantee extending for a period longer than six months from the date hereof or for the payment of compensation in excess of Y.5,000,000 per annum, or (iv) agreement or plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as described in the Jade Disclosure Schedules 2.14(iii) and 2.14(i)(B), (i) there is no unfunded prior service cost with respect to any employee benefit or fringe benefit plans, whether formal or informal, maintained by Jade, and (ii) Jade has no bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal.

                 2.15 Compliance with Laws. Jade has complied with, is not in violation of, and has not received any notices of violation with respect to, any national, prefectural or local statute, law or regulation or applicable laws and regulations of foreign governments with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not be reasonably likely to have a Material Adverse Effect on Jade. All licenses, franchises, permits and other governmental authorizations held by Jade are valid and sufficient for the business presently carried on by Jade.

                 2.16 No Misrepresentation. No representation or warranty by Jade or the Shareholders in this Agreement, any other Transaction Document, nor any certificate or schedule furnished or to be furnished by or on behalf of Jade or the Shareholders pursuant to this Agreement, when taken together with the foregoing, contains or shall contain any untrue statement of material fact or omits or shall omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading. Jade has delivered true and complete copies of all documents requested by McAfee and which are referred to in this Article II or in any schedule delivered by Jade to McAfee.

                 2.17 Restrictions on Business Activities. There is no judgment, injunction, order or decree binding on Jade which has or reasonably would be expected to have the effect of prohibiting or materially impairing any current business practice of Jade, or any acquisition of material property by Jade.





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                 2.18     No Brokers.  Jade has not and will not incur any
brokerage, finder's, financial advisory, investment banking or similar fee in connection with the transactions contemplated by this Agreement. The Shareholders shall bear any such fees incurred for their own behalf.

                 2.19 Pooling Matters. Neither Jade nor any of its affiliates has taken or agreed to take any action that (without giving effect to this Agreement, the transactions contemplated hereby or actions related thereto, or any action taken or agreed to be taken by McAfee or any of its affiliates) would adversely affect the ability of McAfee to account for the business combination to be effected by the Exchange as a "pooling of interests" under US Gaap where such conditions for pooling of interest accounting are as defined in Exhibit 2.19.

                 2.20 Books and Records. The books, records and accounts of Jade (a) have been maintained at Jade's principal place of business in accordance with good business practices on a basis consistent with prior years,
(b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Jade, and (c) accurately and fairly reflect the basis for the Jade Financial Statements in accordance with the general practice of businesses in Japan of similar size and type. Jade has devised and maintains a system of internal accounting controls to provide reasonable assurances that, in light of the general practice of business in Japan of similar size and type, (a) transactions are executed in accordance with management's general or specific authorization, and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Japanese Gaap, and (ii) to maintain accountability for assets.

                 2.21 Assets of Shareholders. The aggregate assets of Jade and the Shareholders, excluding the value of the Jade Stock and primary residences of the Shareholders, is less than $10,000,000.



                                  ARTICLE III



                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

        Each Shareholder hereby represents and warrants to McAfee that:

                 3.1 Purchase for Own Account. The Exchange Shares of McAfee to be received in the Exchange will be acquired for investment for the Shareholder's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the Exchange Shares. By executing this Agreement, such Shareholder further represents that the Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Exchange Shares.

                 3.2 Restricted Securities. Each Shareholder understands that the Exchange Shares are characterized as "restricted securities" under the U.S. federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances.





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

                 3.3 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Shareholder further agrees not to make any disposition of all or any portion of the Exchange Shares unless and until:

                          (a)     There is then in effect a registration
statement under the Act governing such proposed disposition and such disposition is made in accordance with such registration statement; or

                          (b)     Such Shareholder shall have notified McAfee
of the proposed disposition and shall have furnished McAfee with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by McAfee, such Shareholder shall have furnished McAfee with an opinion of counsel, reasonably satisfactory to McAfee that such disposition will not require registration of such shares under the Act. It is agreed that McAfee will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

                 3.4 Legends. It is understood that the certificates evidencing the Exchange Shares shall bear the following legend:

                 "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of
                 (i) a registration statement in effect with respect to the securities under such Act, or (ii) an opinion of counsel satisfactory to the Company that such registration is not required or (iii) unless sold pursuant to Rule 144 of such Act."

                 3.5 Foreign Exchange Notification. Each Shareholder has filed a prior notification with the Bank of Japan regarding the acquisition of Exchange Shares as required under the Foreign Exchange and Foreign Trade Control Law of Japan, and the subordinate regulations promulgated thereunder, and has received a clearance in respect of the acquisition of McAfee shares contemplated hereby.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF McAFEE

                 McAfee represents and warrants to Jade that the statements contained in this Article IV are true and correct.

                 4.1 Organization and Good Standing. McAfee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on McAfee.

                 4.2      Authority; No Conflict; Required Filings and
Consents.

                          (a)     McAfee has or will have all requisite
corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations and consummate the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been or will have been duly authorized by all necessary corporate action on the part of McAfee. This Agreement has been duly executed and delivered by McAfee and constitutes the valid and binding obligation of McAfee, enforceable against it in accordance with its terms. The other Transaction Documents, when duly executed and delivered by McAfee, will constitute valid and binding obligations of McAfee, enforceable in accordance with their respective terms.

                          (b)     The execution and delivery of this Agreement
and the other Transaction Documents by McAfee do not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of McAfee, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which McAfee is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to McAfee or any of its properties or assets, except in the case of (ii) and (iii) for any such breaches, conflicts, violations, defaults, terminations, cancellations, accelerations or losses of benefits which would not be reasonably likely to have a Material Adverse Effect on McAfee. No consent of any person who is a party to a contract that is material to McAfee's business is required to be obtained on the part of McAfee to permit the transactions contemplated herein, except where the failure to obtain such consent would not have a Material Adverse Effect on McAfee.

                          (c)     No consent, approval, order or authorization
of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to McAfee in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except for consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on McAfee.

                 4.3 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against McAfee pending, or to McAfee's knowledge, threatened, which would be reasonably likely to have a Material Adverse Effect on the ability of McAfee to consummate the transactions contemplated by this Agreement or the other Transaction Documents.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

                 5.1 Covenants of Jade. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Closing, Jade agrees (except to the extent that McAfee shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, subject to good faith disputes over such obligations, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall not be impaired in any material respect at the Closing. Jade shall promptly notify McAfee of any event or occurrence not in the ordinary course of business of Jade, it being understood that the existing commercial debts of Jade set forth in
Section 6.4 below may be repaid by Jade so that the guarantees and third party mortgage provided by Seiji Murakami ("Murakami") as security for such existing commercial debts may be discharged by Shizuoka Shinyo Kinko and Shizuoka Bank. Except as expressly contemplated by this Agreement, Jade shall not, without the prior written consent of McAfee:

                          (a)     Transfer or license to any person or entity
or otherwise extend, amend or modify any rights to the Jade Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

                          (b)     Enter into or amend any agreements pursuant

to which any third party is granted exclusive marketing or manufacturing rights with respect to any Jade Product;

                          (c)     Other than in the ordinary course of
business, enter into or amend any agreement providing for Jade to pay royalties to any third party other than the licensing of Commercial Software. "Commercial Software" means packaged commercially available software programs generally available in a shrink-wrap format through retail channels which have been licensed to Jade pursuant to end-user licenses and which are used internally in Jade's business but are in no way a component of or incorporated in or specifically required to develop or support any Jade Products;

                          (d)     Declare or pay any dividends on or make any
other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

                          (e)     Issue, deliver or sell or authorize or
propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

                          (f)     Acquire or agree to acquire, in any manner,
any business or organization, or otherwise acquire or agree to acquire, other than in the ordinary course of business, any assets which are material, individually or in the aggregate, to the business of Jade;

                          (g)     Except with the express consent of McAfee
following full disclosure of all material circumstances, take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practices, (ii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any employee other than the ordinary course of business, or (iii) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

                          (h)     Incur any additional indebtedness for
borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Jade or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit consistent with past practice;

                          (i)     Amend or propose to amend its Articles of
Incorporation;

                          (j)    Incur or commit to incur any capital
expenditures (other than for non-equipment related research and development expenses) in excess of Y.2,000,000 in the aggregate;

                          (k)     Dispose of any material portion of its assets
in excess of Y.2,000,000, except inventory in the ordinary course of business;

                          (l)     Enter into any lease or contract for the
purchase or sale of any assets or other material portion of its property, real or personal, except in the ordinary course of business;

                          (m)     Amend or terminate any material right,
contract, agreement or license to which it is a party;

                          (n)     Initiate any litigation or arbitration
proceeding; or

                          (o)     Take, or agree in writing or otherwise to
take, any of the actions described in Sections (a) through (n) above, or any action which is reasonably likely to make any of Jade's representations or warranties contained in this Agreement untrue or incorrect in any respect on the date made or as of the Closing.

                 5.2 Notice of Breach. Each party shall promptly give written notice to the other party upon becoming aware of the occurrence or, to its knowledge, impending or threatened occurrence, of any event which would cause any of its representations or warranties to be untrue on the Closing or cause a breach of any covenant contained or referenced in this Agreement and will use all reasonable commercial efforts to prevent or promptly remedy the same. Any such notification shall not be deemed an amendment of the Jade Disclosure Schedule.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

                 6.1 No Solicitation. (a) From and after the date of this Agreement until the Closing, Jade shall not, directly or indirectly, through any officer, director, employee, representative or agent of Jade, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a sale of the business of Jade or any similar transaction involving Jade, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage in discussions concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, or approve any Acquisition Proposal.

                          (b)     Jade shall notify McAfee immediately (and no
later than 24 hours) after receipt by Jade (or its advisors) of any Acquisition Proposal or any request for information in connection with an Acquisition Proposal or for access to the properties, books or records of Jade by any person or entity that informs Jade that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

                 6.2 Public Disclosure. Jade and McAfee shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Exchange or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except in the case of McAfee if such press release is required to comply with McAfee's disclosure obligations under Securities and Exchange Commission and Nasdaq National Market rules and regulations.

                 6.3 Jade Affiliate Agreement. To ensure that the Exchange will be accounted for as a "pooling of interests" and to ensure compliance with Rule 145 of the rules and regulations promulgated by the SEC under the Securities Act, the affiliates of Jade shall concurrently sign and deliver to McAfee, the Jade Affiliate Agreement in the form of Exhibit 6.3 (the "Jade Affiliate Agreement") agreeing that such affiliates will make no disposition of Jade capital stock or McAfee Stock from the date hereof until McAfee shall have publicly released its first report of quarterly financial results that include the combined financial results of Jade and McAfee for a period of at least 30 days, and agreeing to certain other restrictions as set forth in such Jade Affiliate Agreement.

                 6.4 Repayment of Debt. Within 90 days after the Closing McAfee shall procure the repaying or refinancing of all the existing commercial debts of Jade with Shizuoka Shinyo Kinko and Shizuoka Bank (but only if the aggregate amount thereof does not exceed Y.40,000,000) such that the personal guarantees and third party mortgage provided by Murakami as security therefor for such indebtedness shall be capable of being discharged by such bank.

                                  ARTICLE VII

                             CONDITIONS TO EXCHANGE

                 7.1 Conditions to Each Party's Obligation to Effect the Exchange. The respective obligations of each party to this Agreement to effect the Exchange shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                          (a)     Approvals.  All authorizations, consents,
orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity, including without limitation the license required for the exchange of shares from the Ministry of Finance of Japan under the Foreign Exchange and Foreign Trade Control Law of Japan, the failure of which to obtain would be reasonably likely to have a Material Adverse Effect on McAfee or Jade shall have been filed, occurred or been obtained.

                          (b)     No Injunctions or Restraints; Illegality.  No
temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Exchange or limiting or restricting McAfee's or Jade's conduct or operation of the business of McAfee or Jade after the Exchange shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Exchange which makes the consummation of the Exchange illegal.

                          (c)     Escrow Agreement.  McAfee, the Escrow Agent
and the Jade Agent shall have entered into an escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit 7.1(c).

                 7.2 Additional Conditions to Obligations of McAfee. The obligation of McAfee to effect the Exchange is subject to the satisfaction of each of the following conditions:

                          (a)     Representations and Warranties.  The
representations and warranties of Jade and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and McAfee shall have received a certificate signed on behalf of Jade by the chief executive officer and the chief accounting officer of Jade to such effect.

                          (b)     No Material Adverse Change.  There shall have
been no material adverse change in Jade since the date of this Agreement.

                          (c)     Performance of Obligations of Jade.  Jade
shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and McAfee shall have received a certificate signed on behalf of Jade by the chief executive officer and the chief accounting officer of Jade to such effect.

                          (d)     Consents.  Jade shall have received all
written consents, waivers and approvals, if any, and taken such other actions necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow Jade to carry on its business after the Exchange in the same manner immediately prior to the Exchange, including any consents, waivers and approvals under Jade Material Contracts.

                          (e)     Pooling Letter.  McAfee shall have received
from Coopers & Lybrand, an opinion, in form and substance satisfactory to McAfee, that the Exchange will be treated as a "pooling of interests" for accounting purposes.

                          (f)     Due Diligence.  McAfee and its legal counsel
shall have completed their due diligence investigation of Jade to their sole satisfaction and shall not have become aware, to their sole discretion, of any facts or circumstances which could have an adverse effect on Jade, McAfee, or the Exchange.

                          (f)     Executive Services Agreement.  Murakami and
McAfee shall have executed and delivered the Executive Services Agreement in the form (including the non-competition provisions acceptable to McAfee) attached as Exhibit 7.2(g) hereto (the "Executive Services Agreement").

                          (h)     Non-Competition Agreement.  Murakami and
McAfee shall have executed and delivered the Non-Competition Agreement in the form attached hereto as Exhibit 7.2(h) hereto (the "Non-Competition Agreement").

                          (i)     Regulatory Compliance and Approval.  All
permits, consents, approvals and waivers from governmental authorities necessary to the consummation of this Agreement and the transactions contemplated hereby and for the operation of the business of Jade after the consummation of the Exchange and the ownership of the Jade Intellectual Property Rights after the consummation of the Exchange shall have been obtained.

                          (j)     Registration Rights Agreement.  McAfee and
the Shareholders shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit 7.2(j).

                          (k)     Resignations of Directors.  McAfee shall have
received originals of the resignations from office of each of the Directors of Jade other than that of Mr. Seiji Murakami.

                          (l)     Assignment of Patent.  All of the right,
title and interest in Japanese patent no. 2123894 currently held in the name of Murakami shall have been transferred to, and registered irrevocably in the name of, Jade. In consideration of Murakami's assignment of such patent at or prior to the Closing, McAfee undertakes to Murakami that for the duration of the patent term and so long as McAfee is not harmed thereby, or competed against, McAfee shall not seek to enforce the patent (a) against (i) any Japanese governmental organization, public body or non-profit organization (excluding any such entities (e.g., Nippon Telegram and Telephone (NTT)) when its acts in a for profit or otherwise commercial manner), and (ii) any Japanese non-profit laboratory or academic institution engaging in research and development (but only when acting primarily for academic rather than commercial purposes) provided that no such restriction on enforcement shall apply to any licensees of entities described in (i) and (ii) above; or (b) in a manner which would cause damage to the entire Japanese anti-virus computer industry.

                          (m)     Confidentiality Agreements.  All employees of
Jade shall be subject to an obligation of confidentiality in favor of Jade and each such employee shall be irrevocably obligated to transfer to Jade any intellectual property created or developed by such employee for so long as such employee shall have been or remain employed by Jade.

                          (n)     Hitachi Keiyo Engineering Agreement.  On or
prior to the Closing, Jade shall have received from Hitachi Keiyo Engineering K.K. a confidentially agreement undertaking to assign to Jade all Intellectual Property subcontracted for by Jade in form and substance satisfactory to McAfee.

                 7.3 Additional Conditions to Obligations of Jade. The obligation of Jade to effect the Exchange is subject to the satisfaction of each of the following conditions:

                          (a)     Representations and Warranties.  The
representations and warranties of McAfee set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and Jade shall have received a certificate signed on behalf of McAfee by the chief executive officer and the chief financial officer of McAfee to such effect.

                          (b)     Performance of Obligations of McAfee.  McAfee
shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Jade shall have received a certificate signed on behalf of McAfee by the chief executive officer and the chief financial officer of McAfee to such effect.

                          (c)     Executive Services Agreement.  McAfee and
Murakami shall have executed and delivered the Executive Services Agreement (including the non-competition provisions acceptable to McAfee).

                          (d)     Non-Competition Agreement.  McAfee and
Murakami shall have executed and delivered the Non-Competition Agreement.

                          (e)     Registration Rights Agreement.  McAfee and
the Shareholders shall have executed and delivered the Registration Rights Agreement.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

                 8.1 Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection with the Exchange by the stockholders of Jade:

                          (a)     by mutual written consent of McAfee and Jade;
or

                          (b)     either McAfee or Jade if the Exchange shall
not have been consummated by March l, 1997 (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Exchange to occur on or before such date); or

                          (c)     by either McAfee or Jade, if a court of
competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange, except, if the party relying on such order, decree or ruling or other action has not materially complied with its obligations under the terms of this Agreement; or

                          (d)     by McAfee, if any of the conditions to
McAfee's obligations to effect the Exchange which are specified in Section 7.1 or Section 7.2 have not been met or waived by McAfee at such time as such condition is no longer reasonably capable of satisfaction (provided McAfee is not otherwise in material breach of its representations, warranties covenants or agreements under this Agreement);

                          (e)     by Jade, if any of the conditions to Jade's
obligation to effect the Exchange which are specified in Section 7.1 or Section
7.3 have not been met or waived by Jade at such time as such condition is no longer reasonably capable of satisfaction, including the failure to obtain any required approval of its stockholders (provided Jade is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement); or

                          (f)     by McAfee or Jade, if there has been a
material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing or, in the case of a covenant or agreement, within 10 business days following receipt by the breaching party of written notice of such breach from the other party.

                 8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of McAfee, Jade, or their respective officers, directors or stockholders, as the case may be, or Affiliates, except as set forth in Article IX and further except to the extent that such termination results from the intentional breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

                                   ARTICLE IX

             SURVIVAL OF REPRESENTATIONS; WARRANTIES AND COVENANTS

                 Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which McAfee, the Shareholders or Jade may have as a result of such investigation or otherwise, McAfee, the Shareholders and Jade will be entitled to rely upon the other party's representations, warranties and covenants set forth in this Agreement. The obligations of McAfee, Jade and the Shareholders with respect to their respective representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the date 12 months following the Closing Date (the "Representation Termination Date"); provided, however, that the representations and warranties of McAfee, Jade and the Shareholders as to all items expected to be encountered in the audit process shall terminate when McAfee publishes its audited financial statements for the fiscal year ending December 31, 1997 (the "Financial Termination Date").

                                   ARTICLE X

                           INDEMNIFICATION AND ESCROW

                 10.1 Indemnity. From and after the Closing of the Exchange, and subject to the provisions of Article IX, McAfee shall be indemnified and held harmless by the Shareholders against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (excluding any punitive damages which are not a result of intentional or fraudulent acts or omissions or indirect or consequential damages to McAfee (such as lost profits), other than any such damages resulting from injunctive relief granted as to an intellectual property claim, but including reasonable attorneys' fees (excluding costs relating to in-house attorneys) and expenses, and the costs of investigation (excluding in-house costs of investigation) incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by McAfee as a result of any misrepresentation or breach of any representation, warranty, agreement or covenant on the part of Jade and/or any of the Shareholders under this Agreement (collectively the "Damages"). Damages in each case shall be net of the amount of any insurance proceeds, indemnity and contribution actually recovered by McAfee. "Damages" as used herein is not limited to matters asserted by third parties, but includes Damages incurred or sustained by McAfee in the absence of claims by a third party. For purposes of this Section 10.1 and Section 10.2, the term "McAfee" shall include Jade and the business of Jade after the Closing. This indemnity obligation shall expire on the Representation Termination Date subject to the terms of the Escrow Agreement.

                 10.2 Escrow Fund. As security for the indemnity provided for in Section 10.1 hereof, 10% of the aggregate Exchange Shares to be received pursuant to Section 1.3 hereof (the "Escrow Shares") shall be deposited with and held in escrow by Cupertino National Bank and Trust (or other institution selected by McAfee) as escrow agent (the "Escrow Agent"), as of the Closing Date, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and the provisions of the Escrow Agreement. Upon compliance with the terms hereof and subject to the provisions of this Article X, McAfee shall be entitled to obtain indemnity from the Escrow Fund for Damages covered by the indemnity provided for in Section
10.1 of this Agreement. McAfee shall compensate the Escrow Agent for its services in maintaining the Escrow Fund. Unless and until the Escrow Shares are delivered to the Shareholders in accordance with the provisions of this
Article X and the Escrow Agreement, all Exchange Shares held in the Escrow Fund shall be registered in the name of the Shareholders.

                 10.3 Escrow Agreement. The terms and conditions of the Escrow are governed by the Escrow Agreement.

                 10.4 Third-Party Claims. In the event McAfee becomes aware of a third-party claim which McAfee believes may result in a demand against the Escrow Fund, McAfee shall promptly notify the Shareholder Agent (as defined below) of such claim. McAfee shall have the right to settle any claim with the written consent of the Shareholder Agent, which consent shall not be unreasonably withheld. In the event that the Shareholder Agent has consented to any such settlement, the Shareholder Agent shall not have any power or authority to object to the amount of any claim by McAfee against the Escrow Fund for indemnity with respect to such settlement If any proceeding is commenced, or if any claim, demand or assessment is asserted, in respect of which a claim for indemnification is or might be made against the Escrow Fund based on matters other than (i) Jade Intellectual Property Rights or (ii) claims made by customers of McAfee or Jade, the Shareholder Agent may, at his option, contest or defend any such action, proceeding, claim, demand or assessment, with counsel selected by the Shareholder Agent who is reasonably acceptable to McAfee; provided, however, that if McAfee shall reasonably object to such control, then the Shareholder Agent and McAfee shall cooperate in the defense of such matter; provided further, that the Shareholder Agent shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without prior written consent of McAfee, which consent shall not be unreasonably withheld. With respect to any claim for indemnification based on matters relating to Jade Intellectual Property Rights or customers of Jade or McAfee, McAfee shall have the option to defend any such proceedings; provided, however, that McAfee shall conduct such defense in a commercially reasonable manner and McAfee shall not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the prior written consent of the Shareholder Agent, which consent shall not be unreasonably withheld. The Shareholder Agent or McAfee, which ever is not controlling the defense of any matter, shall be entitled, at their expense, to participate in such defense.

                 10.5 Limits. Notwithstanding any other provision in this Agreement or any rule of law or equity:

                          (a)     McAfee shall not be entitled to maintain a
claim against the Shareholders in respect of any Damages incurred by McAfee as a result of McAfee's own gross negligence or willful misconduct, or that of its employees, agents or contractors other than the Shareholders, or as a result of any occurrence, matter or thing the occurrence, existence or non-disclosure of which constitutes a material breach or failure of any representation, warranty, covenant or other obligation of McAfee hereunder;

                          (b)     McAfee shall not be entitled to recover any
punitive damages which are not a result of intentional or fraudulent acts or omissions or indirect, consequential or special damages from the Shareholders; and

                          (c)     McAfee shall be obligated to use reasonable
efforts to mitigate any Damages sustained by it in connection with any matter for which the Shareholders may have liability to McAfee.

                 10.6     Shareholder Agent.

                          (a)     Murakami (the "Shareholder Agent") is hereby
appointed and constituted agent by the Shareholders for and on behalf of the
Shareholders: to enter into and perform in accordance with the terms and conditions of the Escrow Agreement; to give and receive notices and communications; to authorize delivery to McAfee of funds from the Escrow Fund in satisfaction of claims by McAfee; to object to such deliveries; to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing and this Article X.

                          (b)     A decision, act, consent or instruction of
the Shareholder Agent shall constitute a decision of all the Shareholders, and shall be final, binding and conclusive upon each of the Shareholders, and the Escrow Agent and McAfee may rely upon any decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each and all of the Shareholders. The Escrow Agent and McAfee are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

                                   ARTICLE XI

                                 MISCELLANEOUS

               11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                       (a)     if to McAfee, to
                               McAfee Associates, Inc.
                               2710 Walsh Avenue
                               Santa Clara, CA 95051-0963
                               Attention:  William L. Larson,
                                           President and Chief Executive Officer
                               with a copy to:

                               Gunderson Dettmer Stough Villeneuve
                               Franklin & Hachigian,
                               LLP
                               155 Constitution Drive
                               Menlo Park, CA 94025
                               Attention: Carla S. Newell, Esq.

                               and

                               White & Case
                               American International Building
                               20-5 Ichibancho, Chiyoda-Ku
                               Tokyo 102, Japan
                               Attention: Christopher P. Wells/Michael J. Yoshii

                       (b)     if to Jade, to

                               Kabushiki Kaisha Jade
                               6-11 Tokiwa-cho 3-chome, Shizuoka-shi,
                               Shizuoka, 420 Japan
                               Attention: Chief Executive Officer

                       (c)     if to the Shareholder Agent, to
                               Seiji Murakami
                               13-24 Mabuchi 1-chome,
                               Shizuoka-shi, Shizuoka, 420 Japan


                 11.2 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth in this Agreement.

                 11.3 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                 11.4 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Transaction Agreements and the Confidentiality Agreement (including the documents and the instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder other than the rights of the Shareholders to receive the consideration specified in Article I of this Agreement.

                 11.5 Governing Law. Articles I, IV, VIII, X and XI of this Agreement shall be governed and construed in accordance with the laws of Japan and Articles II, III, V, VI, VII and IX shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law.

                 11.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

                 11.7 Attachments and Schedules. All attachments and schedules attached hereto, together with the Jade Disclosure Schedule, are incorporated herein by reference.

                 11.8 Severability. In the event that any provision contained herein shall be held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                 11.9 Arbitration. Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration before three arbitrators (one arbitrator to be selected by each of McAfee and the Shareholders and the third arbitrator to be selected by the two arbitrators so selected) in Tokyo, Japan in accordance with the rules of the International Chamber of Commerce then in effect. The arbitration shall be conducted in the English language. There shall be limited discovery prior to the arbitration hearing, subject to the discretion of the arbitrators, as follows: (i) exchange of witness lists and copies of documentary evidence and documents related to or arising out of the issues to be arbitrated, (ii) depositions of all party witnesses, (iii) other depositions as may be allowed by the arbitrators upon a showing of good cause. Any award issued as a result of such arbitration shall be final and binding between the parties thereto, and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought. The fees and expenses of such arbitration (including reasonable attorneys' fees) or any action to enforce an arbitration award shall be paid by the party that does not prevail in such arbitration.

                 11.10 Fees and Expenses. All costs and expenses, including professional fees, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party, incurring such expense. The Shareholders shall be responsible for any expenses concerning the drafting, negotiating and brokering of this Agreement incurred by the Shareholders or Jade.

                 11.11 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                 11.12 Extension: Waiver. At any time prior to the Closing. the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                 11.13 Language. The English language version of this Agreement and all other Agreements between McAfee and Jade and/or the Shareholders shall be the controlling versions. Any translations made of this Agreement or any other Agreements between McAfee and Jade and/or the Shareholders shall be for convenience purposes only and shall have no legal effect.

                 IN WITNESS WHEREOF, McAfee, Sub, Jade and the Shareholders have caused this Stock Exchange Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.



KABUSHIKI KAISHA JADE                     MCAFEE ASSOCIATES, INC.

Name:    /s/ Seiji Nurakami               By:    /s/ R. Terry Duryea
      ---------------------------            ---------------------------

Title:                                    Title:    Vice President
      ---------------------------               ------------------------

FSA COMBINATION CORP.


By:    /s/ R. Terry Duryea
    -----------------------------

Title:    Vice President
       --------------------------


                                          SHAREHOLDERS


Witness:
   /s/ Kamiya Masamichi                    /s/ Seiji Murakami
---------------------------------          ----------------------------
Name:  Kamiya Masamichi                    Seiji Murakami
Title:

Witness:
   /s/ Kamiya Masamichi                    /s/ Sanae Murakami
---------------------------------          ----------------------------
Name: Kamiya Masamichi                     Sanae Murakami
Title:

Witness:
   /s/ Kamiya Masamichi                    /s/ Atsuhiro Murakami
---------------------------------          ----------------------------
Name: Kamiya Masamichi                     Atsuhiro Murakami
Title:

Witness:
   /s/ Kamiya Masamichi                     /s/ Takayuki Murakami
---------------------------------           ---------------------------
Name: Kamiya Masamichi                      Takayuki Murakami
Title:

Witness:
/s/ Kamiya Masamichi                        /s/ Kanako Murakami
---------------------------                 ---------------------------
Name: Kamiya Masamichi                      Kanako Murakami
Title:














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